EXHIBIT 99.1

United-Guardian Reports Record Earnings

HAUPPAUGE, N.Y., Nov. 9, 2011 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that net income for the third quarter and first nine months of 2011 both reached new highs, resulting in the company already having its most profitable year ever with a full three months remaining in the year. Earnings per share for the third quarter increased from $0.27 per share in 2010 to $0.30 per share this year, and earnings for the first nine months of the year were up 32% from $0.62 per share in 2010 to $0.82 per share this year.

Ken Globus, President of United, stated, "We are very pleased to report that earnings for the first 9 months of the year have already exceeded the earnings of any of the company's previous full fiscal years. Although year-to-date sales were slightly lower than last year due to supply problems with one of our pharmaceutical products earlier in the year, we were able to recover some of our lost profits through a financial settlement with the supplier. In addition, we didn't have the negative impact that we had last year when we terminated our defined benefit pension plan, which resulted in a $0.12 reduction in our earnings last year. Meanwhile, sales of our personal care and medical products remained strong and continued to grow for the first nine months of the year. We are confident that we can continue to grow these market segments as we work with potential new customers for our medical products, and expand our personal care products line with some of the new products currently under development."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2011 and SEPTEMBER 30, 2010
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010	2011	2010

Net sales	$3,345,035	$3,848,393	$11,047,383	$11,159,860

Costs and expenses	1,766,809	2,048,862	6,077,621	7,035,181
Income from operations	1,578,226	1,799,531	4,969,762	4,124,679

Other income	458,757	65,954	608,644	291,100
Income before income taxes	2,036,983	1,865,485	5,578,406	4,415,779

Provision for income taxes	667,700	621,700	1,818,300	1,451,626

Net income	$1,369,283	$1,243,785	$3,760,106	$2,964,153

Earnings per common share (Basic and Diluted)	$ 0.30	$ 0.27	$ 0.82	$0.62

Additional financial information can be found at the company's web site at www.u-g.com.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900